Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of April 24, 2019, by and between Andrew Perlmutter (“Employee”) and Funko, Inc. (together with any of its Affiliates as may employ the Employee from time to time and any successor(s) thereto, the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Employee previously entered into that certain Employment Agreement,  dated as of the 20th of October, 2017 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to amend the Employment Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and their mutual covenants and promises contained herein, the Company and Employee agree to the following:

1.Annual Bonus.  Effective January 1, 2019, Section 4.02 of the Employment Agreement is hereby amended by deleting the first two sentences of the existing Section 4.02 of the Employment Agreement in their entirety and replacing them with the following:

“During the Term, Employee shall be eligible to receive a bonus pursuant to an annual performance based incentive compensation program to be established by the Board or the Compensation Committee of the Board and consistent with the Company’s annual executive corporate bonus plan, with Employee’s annual target to be no less than 150% of Employee’s then Base Salary; provided, however, that the Company reserves the right to establish a lesser target if done in good faith and as a result of the Company’s legitimate business needs. Employee’s annual bonus shall not exceed 200% of his Base Salary.”

2.Additional Cash Bonus.  Effective January 1, 2018, Section 4.03 of the Employment Agreement is hereby deleted in its entirety and Employee expressly waives and releases any and all claims, rights, liabilities or demands that Employee has or had or might claim to have, whether known or unknown, against the Company arising from or relating to the Additional Cash Bonus as described in the existing Section 4.03 of the Employment Agreement.

3.Except as expressly modified hereby or as specifically provided herein, the Employment Agreement shall remain in full force and effect following the date hereof pursuant to its current terms.  This Amendment, together with the Employment Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof.  This Amendment and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that Employee may not assign any of his rights or delegate any of his duties or obligations hereunder without the prior written consent of the Company.

4.This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Company and Employee have freely and voluntarily executed this Agreement as of the date and year first above written.

EMPLOYEE

/s/ Andrew Perlmutter

Andrew Perlmutter

FUNKO, INC.

By:/s/ Brian Mariotti

Title:Chief Executive Officer

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